Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the heading “Experts” in this Registration Statement (Form S-4) of Cintas Corporation and related Proxy Statement/Prospectus for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated July 28, 2025, with respect to the consolidated financial statements and schedule of Cintas Corporation and the effectiveness of internal control over financial reporting of Cintas Corporation, included in its Annual Report (Form 10-K) for the fiscal year ended May 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Cincinnati, Ohio
April 24, 2026